Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

INVESTOR RELATIONS

TEL: 410-772-5160

TOLL-FREE: 866-438-1088

INVESTORS@FIELDSTONEINVESTMENT.COM

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES SECOND QUARTER 2005 OPERATING RESULTS

COLUMBIA, MARYLAND, July 27, 2005 – Fieldstone Investment Corporation (NASDAQ: FICC) today announced its results of operations for the second quarter of 2005.

Financial Highlights

•                  Fieldstone’s net income for the second quarter of 2005 was $23.1 million or $0.47 per share (diluted) compared to $42.1 million or $0.87 per share (diluted) for the first quarter of 2005.  Net income decreased during the second quarter of 2005 from the prior quarter primarily due to the $12.1 million non-cash mark to market valuation loss on interest rate swap and cap agreements in the second quarter of 2005 compared to the $20.6 million non-cash mark to market valuation gain in the first quarter of 2005.  This decrease was partially offset by a $17.6 million pre-tax increase in gain on sale revenue from mortgage loan sales.

•                  Fieldstone had record core net income in the second quarter of 2005 of $35.2 million or $0.72 core per share (diluted),  due primarily to a $17.6 million pre-tax increase in gain on sale revenue from mortgage loan sales.  This is a 63.7% increase from the $21.5 million or $0.44 core per share (diluted) for the first quarter of 2005.  Core net income excludes the non-cash mark to market gains or losses on interest rate swap and cap agreements.

•                  The investment portfolio was $4.8 billion at June 30, 2005, which includes a $268 million increase to the portfolio during the quarter, following the sale in May 2005 of $557 million of loans that had been classified as held for investment at March 31, 2005.

•                  Fieldstone funded $1.6 billion of non-conforming residential mortgage loans in the second quarter of 2005, an increase of 48.0% compared to the first quarter of 2005, and funded $2.0 billion of loans over-all during the quarter.

•                  Cost to produce decreased to 2.37% during the quarter from 2.96% in the first quarter of 2005, improving as a result of increased mortgage loan fundings and continued origination expense efficiencies in the non-conforming division.

•                  Fieldstone declared a cash dividend on July 6, 2005 of $0.50 per share for the second quarter of 2005, representing the sixth consecutive dividend increase since November of 2003.

“Fieldstone has continued its strategy of originating high quality non-conforming residential mortgage loans, allowing us to build relatively stable net interest income from our REIT investment portfolio and to sell loans for cash gains from our taxable REIT subsidiary (TRS).  We funded a strong level of non-conforming loans in the second quarter, a level comparable to our 2004 fundings, we sold a $1.0 billion pool of loans at a solid premium and reduced our all-in cost to produce to 2.37% during the quarter.  Our investment portfolio has continued to perform well, with stable net interest income (including the effect of our swaps) and low levels of delinquencies and losses.  As a result of our continued success, Fieldstone increased its dividend to $0.50 per share, our sixth consecutive increase,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer.

- More -

DIVIDEND GUIDANCE

Fieldstone today reaffirmed management’s previous forward-looking guidance that dividends for common stockholders during the year 2005 are expected to total between $1.98 and $2.04 per share, including dividends declared relating to the first and second quarters of 2005 of $0.97 per share.  This dividend guidance is based on management’s current estimates for the year 2005, including the following:

•                  Total annual non-conforming mortgage loan fundings of between $6.0 billion and $6.5 billion, which range has been adjusted to reflect management’s current estimate of total annual non-conforming mortgage loan fundings.

•                  Investment portfolio balance of approximately $6.0 billion of non-conforming loans by year end 2005, which reflects a portfolio debt to equity leverage ratio of 11 to 1.

•                  Stable interest margin on the new loans added to the investment portfolio in 2005 at levels achieved in the first six months of 2005 and as interest rates increase as anticipated by the forward LIBOR curve.

•                  Retention of 2005 after-tax income from sale of loans in the taxable REIT subsidiary (TRS).

•                  Weighted average diluted common shares outstanding in 2005 of 48.5 million.

FINANCIAL RESULTS

This press release discloses Fieldstone’s financial results under accounting principles generally accepted in the United States of America (GAAP).  Also presented are certain non-GAAP financial measures that management believes provide useful information to investors regarding Fieldstone’s financial performance.  The non-GAAP financial measures presented include core net income, core earnings per share (diluted), core net interest income and margin and cost to produce.  Additional information about each of these non-GAAP financial measures, including a definition and the reason management believes its presentation provides useful information and a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP, is provided on Schedule 2 of this release.

Net Income and Earnings per Share

Fieldstone’s net income for the second quarter of 2005 was $23.1 million or $0.47 per share (diluted) compared to $42.1 million or $0.87 per share (diluted) for the first quarter of 2005.  Net income decreased during the second quarter of 2005 from the prior quarter primarily due to the $12.1 million non-cash mark to market valuation loss on interest rate swap and cap agreements in the second quarter of 2005 compared to the $20.6 million non-cash mark to market valuation gain in the first quarter of 2005, and the decrease in net interest income after provision for loan losses.  This was partially offset by the $17.6 million increase in gains on sales of mortgage loans, net during the quarter.

Net income for the second quarter of 2005 decreased $7.0 million from $30.1 million or $0.62 per share (diluted), for the second quarter of 2004 due primarily to the non-cash mark to market valuation loss on interest rate swap and cap agreements in 2005, versus a non-cash mark to market valuation gain in 2004, offset partially by higher net interest income in 2005 due to the growth of the portfolio and stronger loan sale revenues.

Core Net Income and Core Earnings per Share

Core net income for the second quarter of 2005 was a record $35.2 million, or $0.72 core per share (diluted), a 63.7% increase from the $21.5 million, or $0.44 core per share (diluted) in the first quarter of 2005.  During the second quarter of 2005 core net income benefited from increased gains on sales of mortgage loans as Fieldstone sold over $1.5 billion of loans.  In addition, Fieldstone recognized $42.5 million of core net interest income after provision for loan losses, which was a $0.9 million decrease from the prior quarter (see discussion below).

Core net income for the second quarter of 2005 increased $27.2 million from $8.0 million, or $0.16 core per share (diluted), for the second quarter of 2004 due to the growth of the portfolio and stronger loan sale revenues.

Mortgage Loan Fundings

Total mortgage loan fundings increased in the second quarter to $2.0 billion.  Fieldstone funded over $1.6 billion of non-conforming loans during the quarter, a 48.0% increase from the prior quarter.  The non-conforming fundings increased due to seasonal factors, increased funding in new branches and more competitive origination rates.  Conforming mortgage loan fundings were $381.4 million for the second quarter of 2005, an increase of 8.3% compared to the first quarter of 2005.

Total mortgage loan fundings for the second quarter of 2005 decreased (1.3)% from the $2.0 billion funded in the second quarter of 2004.  Non-conforming fundings decreased (2.5)% from the second quarter of 2004 and conforming mortgage loan fundings increased 4.3%.

Interest Income and Margin

Net interest income after provision for loan losses was $39.9 million for the second quarter of 2005, a 2.9% net interest margin after provision, compared to $43.7 million for the first quarter of 2005, a 3.4% net interest margin after provision, and $29.2 million for the second quarter of 2004, a 4.0% net interest margin after provision.  The decline in net interest margin for the second quarter of 2005 reflects a generally lower yield on new loans added to the portfolio during the first six months of 2005, combined with an increased cost of financing on the entire portfolio as short-term market interest rates rose over that time while long-term rates remained relatively flat; these measures do not include the effect of Fieldstone’s economic hedge of its cost of financing.

Core Net Interest Income and Margin

Core net interest income after provision for loan losses was $42.5 million for the second quarter of 2005, compared to $43.4 million for the first quarter of 2005, and $27.4 million for the second quarter of 2004. Core net interest margin after provision for loan losses was 3.1% for the second quarter of 2005, compared to 3.4% for the first quarter of 2005, and 3.7% for the second quarter of 2004. The $0.9 million decrease in core net interest income after provision for loan losses from the first quarter of 2005 was primarily due to an increased provision for loan losses and a smaller average portfolio due to the whole loan sale executed in May 2005.  Core net interest margin on loans held for investment prior to the provision for loan losses remained stable at 3.6% throughout the first half of 2005, reflecting the effectiveness of Fieldstone’s economic hedge program.  Core net interest margin after provision in the second quarter of 2005 declined from the first quarter of 2005 primarily due to the increase in loan loss provision for loans held for investment attributable to the continued seasoning of the portfolio.  Core net interest margin after provision in the second quarter of 2005 of 3.1% is lower than in the second quarter of 2004 of 3.7% due to the generally lower net interest margins available on new loans held for investment that Fieldstone added to its portfolio over the course of 2004 and first six months of 2005.

Gains on Sales of Mortgage Loans, Net

For the second quarter of 2005, revenues from gains on sales of mortgage loans were $27.3 million, an increase of $17.6 million from $9.7 million for the first quarter of 2005.  Gain on sale revenue increased due to sales of over $1.5 billion of mortgage loans at an average net gain on sale margin of 1.8% for the second quarter of 2005, as compared to $0.8 billion of sales at a net gain on sale margin of 1.2% for the first quarter of 2005.  The quarter-to-quarter increase in gain on sale margin reflected  strong demand for mortgages  in the second quarter and the sale of a relatively greater component of first lien non-conforming mortgages at relatively higher sales premiums than first lien conforming and second lien mortgages.

During May 2005, Fieldstone sold a pool of approximately $1.0 billion of mortgage loans, including $557 million of loans that were previously classified as held for investment on March 31, 2005.  The loans that Fieldstone held for investment at March 31, 2005 that had not yet been securitized were transferred to “held for sale” in April 2005, and Fieldstone sold this pool at a price of 103.50% of par.

Origination Expenses and Cost to Produce

Fieldstone’s cost to produce as a percentage of total mortgage loan fundings decreased to 2.37% in the second quarter of 2005, from 2.96% in the first quarter of 2005 due to increased mortgage loan originations and continued origination expense efficiencies in the non-conforming division.  Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

“Fieldstone is committed to a continued focus on maximizing cost efficiencies in our production channels, while maintaining our credit discipline, through the use of enhanced origination technology and ongoing process improvements.  In addition, we are adding sales staff to our existing offices to generate increased loan volume through both our existing and new branches,” stated Michael J. Sonnenfeld.

Mortgage Loans Held for Investment, Net

		Three Months Ended
		2005		2004
	($000)	June 30	March 31	June 30
	Beginning principal balance	$5,091,330	4,735,063	2,116,415
	Loans funded for investment	729,341	730,798	1,105,395
Less:	Loan repayments	(453,356)	(369,889)	(84,875)
	Transfers to mortgage loans held for sale	(530,830)	—	—
	Transfers to real estate owned	(7,916)	(4,642)	—
	Ending principal balance	4,828,569	5,091,330	3,136,935
	Plus: Net deferred loan origination (fees)/costs	37,945	40,959	25,551
	Ending balance mortgage loans held for investment	4,866,514	5,132,289	3,162,486
	Allowance for loan losses – loans held for investment	(30,690)	(26,379)	(11,034)
	Ending balance mortgage loans held for investment, net	$4,835,824	5,105,910	3,151,452
	Allowance for loan losses as a percentage of the principal balance of loans held for investment	0.64%	0.52%	0.35%

The investment portfolio was $4.8 billion at June 30, 2005, which includes a $268 million increase to the portfolio during the quarter following the sale in May 2005 of $557 million of loans classified as held for investment at March 31, 2005.  During the second quarter of 2005, loan repayments increased to $453.4 million from $369.9 million during the previous quarter due to the continued seasoning of the portfolio.

At June 30, 2005, $134.6 million, or 2.8%, of mortgage loans held for investment were seriously delinquent (60+ days past due or in the process of foreclosure), compared to $104.5 million, or 2.0%, at March 31, 2005, and compared to $26.8 million, or 0.9%, at June 30, 2004.  Fieldstone anticipates that delinquent loans will continue to increase (in principal balance and as a percentage of the investment portfolio), consistent with industry expectations, as the portfolio grows and the average age of loans in the portfolio continues to increase.  In Fieldstone’s most seasoned securitized pool of mortgage loans (FMIC 2003-1), the average seasoning of which was twenty three months as of June 30, 2005, 4.9% of the outstanding current principal balance was seriously delinquent and the pool had experienced life-of-pool aggregate losses of $1.1 million, or 0.22% of the original principal balance.

The delinquency status of mortgage loans held for investment at June 30, 2005, March 31, 2005, and June 30, 2004 was as follows:

	June 30, 2005		March 31, 2005		June 30, 2004
($ 000)	Principal Balance	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,467,490	92.5%	$4,768,154	93.7%	$3,003,173	95.7%
30 days past due	226,477	4.7%	218,712	4.3%	106,976	3.4%
60 days past due	55,685	1.1%	41,156	0.8%	14,708	0.5%
90+ days past due	32,642	0.7%	19,606	0.4%	5,612	0.2%
In process of foreclosure	46,275	1.0%	43,702	0.8%	6,466	0.2%
Total	$4,828,569	100.0%	$5,091,330	100.0%	$3,136,935	100.0%

Mortgage Loans Held for Sale, Net

	Three Months Ended
	2005		2004
($000)	June 30	March 31	June 30
Beginning principal balance	$272,368	356,408	320,071
Loans funded, held for sale	1,285,666	725,054	936,304
Transfers from mortgage loans held for investment	639,469	—	—
Less: Loans sold	(1,536,713)	(802,732)	(905,469)
Transfers to mortgage loans held for investment	(108,639)	—	—
Loans paid off /other	(6,992)	(6,362)	(2,901)
Ending principal balance	545,159	272,368	348,005
Plus: Net deferred loan origination fees/(costs)	4,145	2,138	2,879
Less: Valuation allowances	(858)	(2,056)	(1,397)
Ending balance mortgage loans held for sale, net	$548,446	272,450	349,487

Mortgage loans held for sale, net, totaled $548.4 million at June 30, 2005, which consist of all conforming loans funded, together with the non-conforming loans held for sale, which include certain fixed rate loans, second lien loans and ARM loans originated by Fieldstone.

Income Taxes

Fieldstone recognized income tax expense of $2.7 million during the second quarter of 2005 related to the $7.7 million pre-tax net income of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary (TRS).

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

Net Income and Earnings per Share

Fieldstone’s net income for the six months ended June 30, 2005 was $65.2 million, or $1.34 per share (diluted), an increase of $38.8 million from the $26.4 million, or $0.54 per share (diluted) for the six months ended June 30, 2004.  Net income was higher in the six months ended June 30, 2005 than in the same period of the prior year primarily due to increased net interest income on a growing investment portfolio and the increase in gains on sales of mortgage loans, net.

Core Net Income and Core Earnings per Share

Core net income for the six months ended June 30, 2005 was $56.6 million, or $1.17 core per share (diluted), an increase of $46.2 million from the $10.5 million, or $0.21 core per share (diluted) for the six months ended June 30, 2004.  Core net income in the six months ended June 30, 2005 was higher than in the same period of the prior year primarily due to the increased net interest income on a growing investment portfolio and the increase in gains on sales of mortgage loans, net.

Mortgage Loan Fundings

Total mortgage loan fundings for the six months ended June 30, 2005 was $3.5 billion compared to $3.6 billion for the six months ended June 30, 2004.  Non-conforming mortgage loan fundings decreased $223.7 million offset by the $58.3 million increase in conforming mortgage loan fundings.

Income Taxes

For the six months ended June 30, 2005, Fieldstone recognized income tax expense of $1.8 million related to the $5.3 million pre-tax net income of FMC.

Conference Call

Fieldstone will hold a conference call on Thursday, July 28, 2005 at 10:00 a.m. Eastern Time to discuss its second quarter 2005 financial results.  The conference call may be accessed by dialing 877-707-9631 (domestic) or 785-832-2041 (international).  Please dial in at least 10 minutes prior to the start of the call.

 The conference call also will be webcast live on the Internet at www.FieldstoneInvestment.com.  Interested participants should go to the company’s website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast of 2Q Earnings Call” and follow the related instructions.

A replay of the conference call will be available on Fieldstone’s website at www.FieldstoneInvestment.com shortly after the conclusion of the call on Thursday, July 28, 2005 and will be archived on Fieldstone’s website for a minimum of 30 days following the conference call.

About Fieldstone

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be taxed as a real estate investment trust for federal income tax purposes  Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by 15 regional wholesale operations centers and a network of retail branch offices located throughout the country.  Fieldstone is headquartered in Columbia, Maryland.

To find out more about Fieldstone, please visit www.FieldstoneInvestment.com.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause  net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2005, and other filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(Unaudited; in thousands, except share data)

	June 30, 2005	March 31, 2005	June 30, 2004
Assets
Cash	$38,435	34,810	34,287
Restricted cash	5,946	5,947	8,897
Mortgage loans held for sale, net	548,446	272,450	349,487
Mortgage loans held for investment	4,866,514	5,132,289	3,162,486
Allowance for loan losses – loans held for investment	(30,690)	(26,379)	(11,034)
Mortgage loans held for investment, net	4,835,824	5,105,910	3,151,452
Accounts receivable	7,204	11,254	6,576
Accrued interest receivable	23,417	23,234	16,247
Trustee receivable	95,561	99,167	14,446
Prepaid expenses and other assets	21,833	22,368	9,998
Derivative assets, net	28,237	41,371	14,607
Deferred tax asset, net	16,809	15,884	18,994
Furniture and equipment, net	9,205	9,433	8,339
Total assets	$5,630,917	5,641,828	3,633,330

Liabilities and Shareholders’ Equity
Liabilities:
Warehouse financing – loans held for sale	$361,747	174,081	289,480
Warehouse financing – loans held for investment	670,004	421,687	868,442
Securitization financing	3,968,008	4,422,465	1,877,736
Reserve for losses – loans sold	38,411	35,099	35,808
Accounts payable and accrued expenses	23,551	19,880	24,270
Total liabilities	5,061,721	5,073,212	3,095,736

Commitments and contingencies	—	—	—

Shareholders’ equity:
Common stock $0.01 par value; 90,000,000 shares authorized; shares issued and outstanding of 48,835,876 as of June 30, 2005 and March 31, 2005, and 48,845,860 as of
June 30, 2004	488	488	488
Paid-in capital	497,244	496,534	498,603
Accumulated earnings	76,913	76,791	45,310
Unearned compensation	(5,449)	(5,197)	(6,807)
Total shareholders’ equity	569,196	568,616	537,594
Total liabilities and shareholders’ equity	$5,630,917	5,641,828	3,633,330

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues:
Interest income:
Loans held for investment	$80,574	82,836	42,408	163,410	69,998
Loans held for sale	14,226	5,372	6,139	19,598	12,591
Total interest income	94,800	88,208	48,547	183,008	82,589
Interest expense:
Loans held for investment	41,773	38,608	11,266	80,381	18,431
Loans held for sale	6,276	1,413	1,318	7,689	2,728
Total interest expense	48,049	40,021	12,584	88,070	21,159
Net interest income	46,751	48,187	35,963	94,938	61,430
Provision for loan losses – loans held for investment	6,863	4,494	6,778	11,357	8,957
Net interest income after provision for loan losses	39,888	43,693	29,185	83,581	52,473
Gains on sales of mortgage loans, net	27,254	9,669	12,950	36,923	27,118
Other income (expense) - portfolio derivatives	(9,432)	20,342	20,376	10,910	10,544
Fees and other income	144	393	988	537	1,831
Total revenues	57,854	74,097	63,499	131,951	91,966

Expenses:
Salaries and employee benefits	19,707	19,742	20,665	39,449	41,727
Occupancy	1,975	1,795	1,570	3,770	3,067
Depreciation and amortization	828	795	609	1,623	1,128
Servicing fees(1)	1,743	2,604	1,272	4,347	1,926
General and administration	7,792	7,998	7,948	15,790	14,764
Total expenses	32,045	32,934	32,064	64,979	62,612

Income before income taxes	25,809	41,163	31,435	66,972	29,354
Provision for income tax (expense) benefit	(2,734)	941	(1,312)	(1,793)	(3,002)
Net income	$23,075	42,104	30,123	65,179	26,352

Earnings per share of common stock:
Basic:	$0.47	0.87	0.62	1.34	0.54
Diluted:	$0.47	0.87	0.62	1.34	0.54

Basic weighted average common shares outstanding	48,462,126	48,461,987	48,325,860	48,462,057	48,325,860
Diluted weighted average common shares outstanding	48,462,126	48,519,518	48,522,174	48,462,057	48,554,060

(1)           Servicing fees for the three and six months ended June 30, 2005 have been reduced by approximately $0.9 million related to compensatory interest received from the sub-servicer, based on an analysis in the second quarter of information received from the sub-servicer.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1 - Supplemental Data

(Unaudited; dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30 2004	June 30, 2005	June 30 2004
Mortgage Loan Fundings
Non-Conforming	$1,633,613	1,103,681	1,675,854	2,737,294	2,960,963
Conforming	381,394	352,171	365,845	733,565	675,295
Total	$2,015,007	1,455,852	2,041,699	3,470,859	3,636,258

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	7.3%	7.4%	7.0%	7.4%	7.0%
Weighted average credit score	653	652	654	652	653
Weighted average loan to value	84.1%	83.6%	84.3%	83.9%	84.8%
Full documentation (1)	57.4%	55.8%	64.1%	56.8%	62.3%
Percentage held for investment (2)	45.8%	16.4%	66.0%	33.9%	65.5%

Mortgage Loan Sales Statistics
Mortgage loan sales
Non-Conforming	$1,158,674	488,274	500,869	1,646,948	1,161,124
Conforming	378,039	314,458	404,600	692,497	686,193
Total	$1,536,713	802,732	905,469	2,339,445	1,847,317

Weighted average whole loan sales price over par
Non-Conforming sales	3.4%	2.5%	3.2%	3.1%	3.2%
Conforming sales	2.2%	2.1%	1.9%	2.2%	2.0%
Total	3.1%	2.4%	2.6%	2.8%	2.7%

Average hedge gain (loss) on whole loan sales
Non-Conforming sales	(0.07)%	0.09%	0.04%	(0.02)%	(0.05)%
Conforming sales	(0.15)%	0.10%	0.14%	(0.03)%	0.04%
Total	(0.09)%	0.10%	0.08%	(0.02)%	(0.01)%

Provision for loan losses - loans sold (3)	0.2%	0.3%	0.4%	0.3%	0.4%
Gain on sale margin (4)	1.8%	1.2%	1.4%	1.6%	1.5%

Statements of Condition Data
Average equity as a percentage of average assets	9.9%	10.1%	16.9%	10.0%	19.7%

Debt to capital	8.8	8.8	5.6
Book value per share	$11.66	11.64	11.01

Mortgage loans held for sale, net
Non-Conforming	$407,499	133,655	260,255
Conforming	140,947	138,795	89,232
Total	$548,446	272,450	349,487

Seriously delinquent - mortgage loans held for sale (5)	0.4%	1.1%	0.6%
Seriously delinquent - mortgage loans held for investment (5)	2.8%	2.0%	0.9%
Weighted average credit score - mortgage loans held for investment	650	651	650

(1)          Full documentation of non-conforming mortgage loan fundings includes bank statements.

(2)          Data for the three months ended March 31, 2005 reflects $557 million of loans initially funded for investment and subsequently transferred to held for sale in April 2005.

(3)          Provision for loan losses - loans sold is calculated as provision for loan losses - loans sold divided by total mortgage loan sales. The provision is recorded as a reductions of gains on sales of mortgage loans.

(4)          Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by total mortgage loan sales.

(5)          Seriously delinquent is defined as 60 plus days past due plus in the process of foreclosure.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 2––Non-GAAP Financial Measures and Regulation G Reconciliations

Core net income, core earnings per share (diluted), core net interest income and margin, core return on average assets and core return on average equity and cost to produce are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements.

Core earnings per share (diluted) is core net income available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core return on average assets is core net income divided by average assets.

Core return on average equity is core net income divided by core average equity, which is equity balance at the end of the reporting period less the cumulative non-cash mark to market gains or losses on interest rate swap and cap agreements.

Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio and (b) the net cash settlements incurred or paid to terminate these derivatives prior to maturity related to derivatives related to loans held for investment.  Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” on the consolidated statements of operations.

Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

Management believes the core financial measures are useful because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes.  Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio.  Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) – portfolio derivatives” on the consolidated statements of operations.  This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period.  The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) – portfolio derivatives” were:

	Three Months Ended			Six Months Ended
	2005		2004	2005	2004
($000)	June 30	March 31	June 30	June 30	June 30
Non-cash changes in fair value	$(12,087)	20,628	22,158	8,541	15,896
Cash settlements received (paid)	2,655	(286)	(1,782)	2,369	(5,352)
Other income (expense) – portfolio derivatives	$(9,432)	20,342	20,376	10,910	10,544

Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in GAAP total expenses.

As required by Regulation G, a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in the remainder of this Schedule 2.

Regulation G Reconciliation—Core Net Income and Core Earnings Per Share—Diluted

		Three Months Ended			Six Months Ended
	(Dollars in 000’s, except share and per share data)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

	Core Net Income Reconciliation:
	Net income	$23,075	42,104	30,123	65,179	26,352
Less:	Mark to market (gain) loss on portfolio derivatives included in “Other income (expense) - portfolio derivatives”
	Mark to market interest rate swaps	11,788	(20,558)	(21,074)	(8,770)	(16,319)
	Mark to market interest rate cap	299	(70)	(1,084)	229	423
	Total mark to market on portfolio derivatives	12,087	(20,628)	(22,158)	(8,541)	(15,896)
	Core net income	$35,162	21,476	7,965	56,638	10,456

	Core Earnings per Share-Diluted Reconciliation:
	Net income	$23,075	42,104	30,123	65,179	26,352
Less:	Mark to market (gain) loss on portfolio derivatives	12,087	(20,628)	(22,158)	(8,541)	(15,896)
	Unvested restricted stock dividends	(176)	—	(37)	(176)	(37)
	Core net income available to common shareholders	$34,986	21,476	7,928	56,462	10,419

	Earnings per share - diluted	$0.47	0.87	0.62	1.34	0.54
	Core earnings per share - diluted	$0.72	0.44	0.16	1.17	0.21

	Diluted weighted average common shares outstanding	48,462,126	48,519,518	48,522,174	48,462,057	48,554,060

	Core Return on Assets and Core Return on Equity:
	Average total equity	$557,817	545,843	526,615	551,830	520,532
	Average total assets	5,650,417	5,428,987	3,119,077	5,540,293	2,638,688
	Core average total equity	529,819	518,996	521,264	524,408	520,583
	Core average total assets	5,650,417	5,428,987	3,119,077	5,540,293	2,638,688

	Return on average equity (annualized)	16.5%	30.9%	22.9%	23.6%	10.1%
	Return on average assets (annualized)	1.6%	3.1%	3.9%	2.4%	2.0%

	Core return on average equity (annualized)	26.5%	16.6%	6.1%	21.6%	4.0%
	Core return on average assets (annualized)	2.5%	1.6%	1.0%	2.0%	0.8%

Regulation G Reconciliation—Core Net Interest Income & Core Yield Analysis

		Three Months Ended			Six Months Ended
(Dollars in 000’s)		June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net interest income after provision for loan losses		$39,888	43,693	29,185	83,581	52,473
Plus:	Net cash settlements received (paid) on portfolio derivatives included in “Other income (expense) - portfolio derivatives	2,655	(286)	(1,782)	2,369	(5,352)
Core net interest income after provision for loan losses		$42,543	43,407	27,403	85,950	47,121

Interest income loans held for investment		$80,574	82,836	42,408	163,410	69,998

Interest expense loans held for investment		41,773	38,608	11,266	80,381	18,431
Plus: Net cash settlements (received) paid on portfolio derivatives		(2,655)	286	1,782	(2,369)	5,352
Core interest expense - loans held for investment		39,118	38,894	13,048	78,012	23,783

Core net interest income loans held for investment		41,456	43,942	29,360	85,398	46,215
Provision for loan losses loans held for investment		6,863	4,494	6,778	11,357	8,957
Core net interest income loans held for investment after provision for loan losses		34,593	39,448	22,582	74,041	37,258

Net interest income loans held for sale		7,950	3,959	4,821	11,909	9,863
Core net interest income after provision for loan losses		$42,543	43,407	27,403	85,950	47,121

Core Yield Analysis
Core yield analysis - loans held for investment
Yield on loans held for investment		6.9%	6.8%	6.6%	6.9%	6.6%

Cost of financing for loans held for investment		3.7%	3.3%	1.9%	3.5%	2.0%
Net cash settlements (received) paid on portfolio derivatives		(0.2)%	0.0%	0.3%	(0.1)%	0.5%
Core cost of financing for loans held for investment		3.5%	3.3%	2.2%	3.4%	2.5%

Net yield on loans held for investment		3.4%	3.6%	4.8%	3.5%	4.8%
Net cash settlements received (paid) on portfolio derivatives		0.2%	0.0%	(0.3)%	0.1%	(0.5)%
Core net yield on loans held for investment		3.6%	3.6%	4.5%	3.6%	4.3%
Provision for loan losses - loans held for investment		(0.6)%	(0.4)%	(1.0)%	(0.5)%	(0.8)%
Core yield on loans held for investment after provision for loan losses		3.0%	3.2%	3.5%	3.1%	3.5%

Core yield analysis - loans held for sale
Yield on loans held for sale		6.9%	7.1%	6.9%	7.0%	7.1%
Cost of financing for loans held for sale		4.1%	4.0%	2.2%	4.1%	2.4%
Net yield on loans held for sale		3.9%	5.2%	5.4%	4.2%	5.5%

Core yield analysis - loans held for investment and loans held for sale
Yield - net interest income on loans held for sale and loans held for
investment after provision for loan losses		2.9%	3.4%	4.0%	3.1%	4.2%
Net cash settlements received (paid) on portfolio derivatives		0.2%	0.0%	(0.3)%	0.1%	(0.4)%
Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses		3.1%	3.4%	3.7%	3.2%	3.8%

Average Balance Data
Mortgage loans held for sale		$811,753	304,279	354,493	559,418	353,019
Mortgage loans held for investment		4,590,662	4,884,311	2,553,929	4,736,675	2,106,152
Warehouse financing - mortgage loans held for sale		601,742	139,641	235,788	371,968	224,795
Warehouse financing -mortgage loans held for investment		223,368	518,852	559,012	370,294	561,105
Securitization financing		4,242,147	4,187,989	1,747,666	4,215,218	1,293,750

Regulation G Reconciliation–Cost to Produce

	Three Months Ended			Six Months Ended
(Dollars in 000’s)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Total expenses	$32,045	32,934	32,064	64,979	62,612
Deferred origination costs	12,703	8,978	14,510	21,681	25,371
Servicing costs - internal and external	(2,504)	(3,319)	(1,968)	(5,823)	(3,396)
Total general and administrative costs	42,244	38,593	44,606	80,837	84,587
Premiums paid, net of fees collected	5,568	4,565	3,336	10,133	6,521
Cost to produce	47,812	43,158	47,942	90,970	91,108

Mortgage Loan Fundings:
Non-Conforming	$1,633,613	1,103,681	1,675,854	2,737,294	2,960,963
Conforming	381,394	352,171	365,845	733,565	675,295
Total	$2,015,007	1,455,852	2,041,699	3,470,859	3,636,258

Cost to produce as% of total mortgage loan fundings:
Non-Conforming	2.36%	3.09%	2.41%	2.65%	2.56%
Conforming	2.44%	2.57%	2.06%	2.50%	2.25%
Total	2.37%	2.96%	2.35%	2.62%	2.51%

Cost to produce as% of total mortgage loan fundings:
Total expenses	1.59%	2.26%	1.57%	1.87%	1.72%
Deferred origination costs	0.63%	0.62%	0.71%	0.62%	0.70%
Servicing costs - internal and external	(0.12)%	(0.23)%	(0.10)%	(0.17)%	(0.09)%
Total general and administrative costs	2.10%	2.65%	2.18%	2.33%	2.33%
Premiums paid, net of fees collected	0.28%	0.31%	0.16%	0.29%	0.18%
Cost to produce as% of total mortgage loan fundings	2.37%	2.96%	2.35%	2.62%	2.51%